Exhibit 22

                         Subsidiaries of the Registrant

                                    State of      Name under which subsidiary
Name                             Incorporation         conducts business
----                             -------------    ---------------------------

Fluxagamm, Inc. (a)*               Delaware       Fluxagamm, Inc.

Versar Risk Management, Inc.*      New York       Versar New York, Inc. in New
                                                  York; Versar Inc. elsewhere

GEOMET Technologies, Inc.          Delaware       GEOMET Technologies, Inc.

Versar Laboratories, Inc. (b)*     Delaware       Versar Laboratories, Inc.

Versar of Ohio, Inc.               Ohio           Versar of Ohio, Inc.

Science Management Corporation**   Delaware       Science Management Corporation

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(a)  formerly Gammaflux, Inc.
(b)  formerly Versar Consultants, Inc.
*    Dormant Entities
**   53.5% owned.  See Note B.